UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Adams, W. Andrew
   801 Mooreland
   Murfreesboro, TN  37128
2. Issuer Name and Ticker or Trading Symbol
   National Health Realty, Inc.
   NHR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 30, 2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock - WAA         |      |    | |                  |   |           |477                |D     |                           |
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Units of Partnership Intere|      |    | |                  |   |           |571,754            |D     |                           |
st in NHR/OP, L.P. - AM, L.|      |    | |                  |   |           |                   |      |                           |
P.                         |      |    | |                  |   |           |                   |      |                           |
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Common Stock - Adams Christ|      |    | |                  |   |           |77,528             |I     |Trustee                    |
ian Trust                  |      |    | |                  |   |           |                   |      |                           |
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Common Stock - Adams Family|      |    | |                  |   |           |35,407             |I     |Trustee                    |
 Foundation II             |      |    | |                  |   |           |                   |      |                           |
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Common Stock - Adams Grandc|      |    | |                  |   |           |2,307              |I     |Trustee                    |
hildren's Trust            |      |    | |                  |   |           |                   |      |                           |
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Common Stock - The Adams Gr|      |    | |                  |   |           |339,591            |I     |Family Partnership         |
oup                        |      |    | |                  |   |           |                   |      |                           |
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Common Stock - AdamsMark L.|1/29/0|P   | |600               |A  |$14.18     |-                  |      |                           |
P.                         |3     |    | |                  |   |           |                   |      |                           |
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Common Stock - AdamsMark L.|1/30/0|P   | |700               |A  |$14.18     |56,500             |D     |                           |
P.                         |3     |    | |                  |   |           |                   |      |                           |
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Common Stock - DBA interest|      |    | |                  |   |           |2,317              |I     |Family Partnership         |
 in Adams Inv. L.P.        |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$8.375  |     |    | |           |   |10/13|10/13|Common Stock|44,000 |       |44,000      |D  |            |
-"Right to Buy"       |        |     |    | |           |   |/99  |/05  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
W. Andrew Adams
DATE
January 31, 2003